Columbia Laboratories Announces USPTO Notice of Allowance for
Key Progesterone Preterm Birth Patent

LIVINGSTON, NJ — October 12, 2010 — Columbia Laboratories, Inc. (Nasdaq: CBRX) announced today that the U.S. Patent and Trademark Office (USPTO)
has issued Watson Pharmaceuticals, Inc. (NYSE: WPI) a Notice of Allowance for a key patent for the use of progesterone to treat or prevent preterm birth.
The USPTO issues a Notice of Allowance to report that a patent application has been examined and is allowed for issuance as a patent. The patent is expected to issue within three months upon payment of required fees.

The new patent pertains to the use of progesterone to treat women with a short cervix at mid-pregnancy to prevent spontaneous preterm birth. A short cervix at mid-pregnancy is the single most important predictor of preterm birth. The patent will cover CRINONE® and PROCHIEVE® (progesterone gels) and any next-generation products in the potential new preterm birth indication until at least February 2028. The patent application was among the assets Columbia sold to Watson in July 2010.

“This use patent, which is founded in our longstanding research efforts in preventing preterm birth, will help safeguard our future royalty stream from Watson Pharmaceuticals for progesterone products in the potential preterm birth indication,” said Frank C. Condella, Jr., Columbia’s president and chief executive officer.  “We look forward to reporting results of the PREGNANT Study, our pivotal Phase III clinical trial of PROCHIEVE to reduce the risk of preterm birth in women with a short cervix at mid pregnancy, in December."

About CRINONE/PROCHIEVE
CRINONE (progesterone gel) is currently used for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with a progesterone deficiency. Patient preference for CRINONE over competing products has been demonstrated in five clinical trials. The product is also available under the trade name PROCHIEVE and available in both 4% and 8% concentrations. CRINONE/PROCHIEVE 4% is indicated for the treatment of secondary amenorrhea.

A Phase III clinical program called the PREGNANT (PROCHIEVE Extending GestatioN A New Therapy) Study is currently underway to evaluate the safety and efficacy of PROCHIEVE to reduce the risk of preterm birth in women with a cervical length between 1.0 and 2.0 centimeters as measured by transvaginal ultrasound at mid-pregnancy. The primary endpoint of this study is a reduction in the incidence of preterm birth at less than or equal to 32 weeks gestation vs. placebo. Top-line study results are expected in December 2010. If the data are positive, an NDA filing will follow in 2011. Preterm birth occurs in one of every eight live born infants. There are currently no products approved for the prevention of preterm birth.

Important Safety Information
The most common side effects of CRINONE/PROCHIEVE include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. CRINONE/PROCHIEVE is contraindicated in patients with an active thrombophlebitis or thromboembolic disorders, or a history of thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

About Columbia Laboratories
Columbia Laboratories, Inc. is focused on developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

Columbia's press releases and other company information are available online at columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; the timely and successful completion of the ongoing Phase III PREGNANT (PROCHIEVE® Extending Gestation A New Therapy) Study of PROCHIEVE 8% to reduce the risk of preterm birth in women with a short cervix at mid-pregnancy; successful development of a next-generation vaginal progesterone product; success in obtaining acceptance and approval of new products and new indications for current products by the United States Food and Drug Administration and international regulatory agencies; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.

Contact
Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952